Carolina Trust Bank 8-K12G3

Exhibit 99.04

FEDERAL DEPOSIT INSURANCE CORPORATION

Washington, D.C. 20429

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 25, 2016

FDIC Certificate No. 57206

Carolina Trust Bank

North Carolina	56-2197865
(State of incorporation)	(I.R.S. Employer Identification No.)

901 East Main Street, Lincolnton, North Carolina 28092

(Address of principal executive offices) (Zip Code)

Issuer’s telephone number: (704) 735-1104

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This document contains 2 pages.

Item 2.02. Results of Operations and Financial Condition

On January 25, 2016, Carolina Trust Bank (the “Bank”) reported financial results for the fourth quarter of 2015 and for the year ended December 31, 2015.

Carolina Trust Bank is a community bank that operates nine full service branches in Lincolnton, Lake Lure, Gastonia, Hickory, Forest City, Vale and Denver, North Carolina. Our common stock is traded on the NASDAQ Capital Market under the symbol “CART.”

Item 9.01(d): Exhibits

Exhibit 99:     Press release

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Carolina Trust Bank

By:	/s/ Richard M. Rager
Richard M. Rager
Executive Vice President and Chief Credit Officer

Date:	January 26, 2016

Exhibit 99

Carolina Trust Bank
News Release
For Immediate Release

Contact:
Jerry L. Ocheltree
President and CEO
Carolina Trust Bank
(704) 735-1104

Carolina Trust Bank Reports 2015 Profit Fueled by

19.5% Loan Growth and 20% Deposit Growth

LINCOLNTON, N.C., January 25, 2016 (GLOBE NEWSWIRE) -- Carolina Trust Bank (CART) announced today its financial results for the year ended December 31, 2015 and reported the Bank earned net income available to common shareholders of $1,040,000, or $0.22 per diluted common share, a reduction of $5,590,000 and 84% as compared to the year ended December 31, 2014. The Company’s net income for 2014 included recognition of a tax benefit of $4,820,000 in the fourth quarter resulting from the Bank’s reversal of its deferred tax asset valuation allowance. Pre-tax net income increased $46,000 or 2% for the year ended December 31, 2015 as compared to the same prior year period. Before payment of dividends on preferred shares, the Bank earned $1,276,000 for the year ended December 31, 2015. Return on average total assets was 0.40% and return on average shareholder’s equity was 4.18% for the year ended December 31, 2015.

Jerry L. Ocheltree, President and Chief Executive Officer stated, “We are quite pleased with our financial results for 2015 which were fueled by strong loan and deposit growth resulting in a 13.6% increase in net interest income, increased noninterest income and continued improvement in asset quality which resulted in a further reduction in our allowance for loan and lease loss for the year.”

Select financial highlights for 2015:

●	2015 pre-tax earnings of $2,364,000, a 2% or $46,000 increase as compared to 2014.
●	Increase in total loans outstanding of $47,717,000 or 19.5% over the prior year.
●	Increase in total deposits outstanding of $47,618,000 or 20.0%.
●	Increase in net interest income of $1,503,000 or 13.6% as compared to the prior year.
●	Total nonperforming assets (“NPAs”) decreased $2,055,000 from $6,213,000 at December 31, 2014 to $4,158,000 at December 31, 2015. This resulted in an 88 basis point reduction in

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the Bank’s NPAs as a percentage of total assets, from 2.12% at December 31, 2014 to 1.24% at December 31, 2015.
●	The Bank’s Allowance for Loan and Lease Losses (“ALLL”) to total loans decreased from 1.64% at December 31, 2014 to 1.27% at December 31, 2015 due to continued improved credit quality as demonstrated by the reduction in NPAs and charge-offs.

For the three-month period ending December 31, 2015, the Bank earned net income available to common shareholders of $248,000 for the fourth quarter 2015 or $0.05 per diluted common share, a reduction of $4,592,000 and 95% as compared to the fourth quarter of 2014, which was significantly impacted by the reversal of the deferred tax asset valuation allowance discussed earlier. Pre-tax net income increased $188,000 or 52% for the fourth quarter of 2015. Before payment of dividends on preferred shares, the Bank earned $307,000 for the fourth quarter of 2015. The quarter-to-date earnings produced an annualized return on average earning assets of 0.37% and an annualized return on average shareholder’s equity of 3.99%.

STRONG LOAN AND DEPOSIT GROWTH

At December 31, 2015, the Company’s total assets were $333,981,000, total loans stood at $292,363,000, total deposits were $284,794,000 and total shareholder’s equity was $30,718,000. Compared with December 31, 2014, total assets increased $40,714,000 or 13.9%, total loans increased $47,717,000 or 19.5%, total deposits increased $47,618,000 or 20.1% and total shareholder’s equity increased $630,000 or 2.1%.

CAPITAL LEVELS

Capital for the Bank exceeded “well-capitalized” requirements for each of the four primary capital levels monitored by state and federal regulators. As of December 31, 2015, Common equity tier 1 capital ratio was 8.77%; Tier 1 capital ratio was 9.18%; Total capital ratio was 10.38%; and Tier 1 leverage ratio was 8.55%.

ASSET QUALITY IMPROVEMENT

The Bank’s NPAs decreased 4 basis points to 1.24% as compared to 1.28% at September 30, 2015; and decreased 88 basis points from 2.12% of total assets reported at December 31, 2014. During the fourth quarter, nonaccrual loans increased $83,000 to $2,047,000 and foreclosed assets decreased $174,000 to $1,994,000. In comparison to the prior year, nonaccrual loans decreased $1,944,000 and foreclosed assets decreased $54,000.

The Bank recorded a negative $100,000 provision for loan losses during the fourth quarter of 2015, as compared to a $0 provision for the same period last year. Net charge-offs for the year ended December 31, 2015 totaled $9,074 in comparison to $35,863 for last year.

The ratio of allowance for loan and lease losses as a percentage of total loans decreased from 1.64% at December 31, 2014 and from 1.34% at September 30, 2015 to 1.27% at December 31, 2015. At December 31, 2015, the Bank’s total reserves amounted to $3,723,000; of which $214,000 are specific reserves on impaired loans and $3,509,000 are general reserves to cover inherent risks in the loan portfolio based on the current economic environment. Total reserves represented 182% of the non-accrual loan balances as of December 31, 2015 as compared to 100% reported at December 31, 2014.

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NET INTEREST INCOME IMPROVES YEAR OVER YEAR

Net interest income was $12,594,000 for the year ended December 31, 2015, an increase of $1,503,000 or 13.6% compared to 2014. The Bank’s net interest margin was 4.20%, down 13 basis points compared to the 4.33% reported for last year.

Net interest income was $3,354,000 for the fourth quarter of 2015, an increase of 20.0% or $559,000 as compared to the fourth quarter of 2014. The Bank’s net interest margin was 4.24%, up 4 basis points, as compared to the 4.20% reported for the fourth quarter of 2014 and up 7 basis points as compared to the third quarter of 2015. The increase in net interest margin as compared to the linked quarter is primarily due to a lower level of cash on hand in the fourth quarter of 2015.

NONINTEREST INCOME

For the year ended December 31, 2015, noninterest income was $1,151,000, a $155,000 or 15.6% increase when compared to the prior year. The Bank experienced increases across the board in all categories of noninterest income.

NONINTEREST EXPENSE

Noninterest expense for the year ended December 31, 2015 totaled $11,651,000, up $1,802,000 or 18.3% as compared to the $9,849,000 recorded for the year ended December 31, 2014. Specific items to note are as follows:

●	Compensation expense increased $1.3 million in comparison to 2014 as the result of equity and merit increases for all employees, new production oriented positions which contributed to the continued loan growth for the bank. As a result of the increased number of employees, the bank also saw increases in performance bonuses, health insurance and 401(K) expense.
●	Equipment and software costs increased $136,000 or 38.0% due to an improvement and enhancement of our corporate-wide network and telecommunications infrastructure and new software tools.
●	Data processing expense increased $71,000 or 12.9% due to increased customer transactions across all business lines.
●	Legal & professional fees increased primarily due to consulting expenses related to strategic planning, compliance support, compensation, and accounting services.
●	Marketing expenses increased due to advertising campaigns surrounding mobile banking and new product initiatives.
●	Foreclosed asset expense actually decreased year over year by $174,000 or 27.0%.

Ocheltree commented, “Managing noninterest expense is a key area of focus for senior management as we head into 2016. We have successfully added experienced lenders in key markets and do not anticipate any significant increases in new personnel for 2016. Additionally, the increased equipment and software costs were critical as we bring our infrastructure up to date with customer expectations. We are pleased with the overall reduction in foreclosed asset expense as compared to last year, and we anticipate further reductions as we continue to reduce the number of assets in that portfolio.”

Other Information

The entire Carolina Trust Bank community is deeply saddened by the untimely death of Chief Financial Officer, Donald J. Boyer in late December 2015. Ocheltree stated, “Don was a great member of the Carolina Trust family who always made sound decisions and who had a fantastic

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relationship with all of our employees. He will be greatly missed by his CTB family. Our prayers are with his family as they move forward in this trying time.”

About Carolina Trust Bank

Carolina Trust Bank is a full service state chartered bank headquartered in Lincolnton, N.C., operating nine full service branches in Lincoln, Catawba, Gaston and Rutherford Counties in western North Carolina and a loan production office in Mooresville, N.C.

Forward-Looking Statement: This news release contains forward-looking statements. Words such as “anticipates,” “ believes,” “estimates,” “expects,” “intends,” “should,” “will,” variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management’s current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates, deposit flows, loan demand and asset quality, including real estate and other collateral values; changes in banking regulations and accounting principles, policies or guidelines; and the impact of competition from traditional or new sources. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. Carolina Trust Bank takes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

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Carolina Trust Bank

Selected Financial Highlights

Dollars in thousands, except per share data

	Unaudited				Audited
	12/31/15	9/30/15	6/30/15	3/31/15	12/31/14
Balance Sheet Data:
Total Assets	$333,981	$332,359	$333,414	$305,545	$293,267
Total Deposits	$284,794	$285,385	$276,183	$259,711	$237,176
Total Loans	$292,363	$286,469	$278,305	$257,919	$244,646
Reserve for Loan Loss	$3,723	$3,825	$3,886	$3,954	$4,002
Total Shareholders’ Equity	$30,718	$30,547	$30,111	$30,189	$30,088

	For the Year Ended
	Unaudited 12/31/15	Audited 12/31/14	Variance $	Variance %
Income and Per Share Data:
Interest Income	$14,905	$13,042	$1,863	14.3%
Interest Expense	2,311	1,951	360	18.5%
Net Interest Income	12,594	11,091	1,503	13.6%
Provision for (recovery of) Loan Loss	(270)	(80)	(190)	237.5%
Net Interest Income After Provision	12,864	11,171	1,693	15.2%
Non-interest income	1,151	996	155	15.65
Non-interest expense	11,651	9,849	1,802	18.3%
Income Before Taxes	2,364	2,318	46	2.0%
Income Tax Expense (benefit)	1,088	(4,539)	5,627	(124.0%)
Net Income	1,276	6,857	(5,581)	(81.4%)
Preferred Stock Dividend	236	227	9	4.0%
Net Income Available to Common Shareholders	$1,040	$6,630	$(5,590)	(84.3%)

Net Income Per Common Share:
Basic	$0.22	$1.43
Diluted	$0.22	$1.42
Average Common Shares Outstanding:
Basic	4,645,408	4,635,096
Diluted	4,731,768	4,678,108

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Carolina Trust Bank

Quarterly Income Statement

Dollars in thousands, except per share data

	For the three months ended:
Income and Per Share Data:	Unaudited 12/31/15	Unaudited 9/30/15	Unaudited 6/30/15	Unaudited 3/31/15	Audited 12/31/14
Interest Income	$3,955	$3,891	$3,647	$3,412	$3,293
Interest Expense	601	599	576	535	498
Net Interest Income	3,354	3,292	3,071	2,877	2,795
Provision for (recovery of) Loan Loss	(100)	(170)	0	0	0
Net Interest Income After Provision	3,454	3,462	3,071	2,877	2,795
Non-interest income	311	300	304	236	275
Non-interest expense	3,217	2,864	2,758	2,812	2,710
Income Before Taxes	548	898	617	301	360
Income Tax Expense (benefit)	241	466	256	125	(4,539)
Net Income	307	432	361	176	4,899
Preferred Stock Dividend	59	59	59	59	59
Net Income Available to Common Shareholders	$248	$373	$302	$117	$4,840

Net Income Per Common Share:
Basic	$0.05	$0.08	$0.06	$0.03	$1.04
Diluted	$0.05	$0.08	$0.06	$0.03	$1.04
Average Common Shares Outstanding:
Basic	4,645,997	4,645,975	4,645,975	4,643,666	4,635,215
Diluted	4,718,669	4,721,188	4,685,122	4,680,116	4,669,888

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Carolina Trust Bank

Selected Financial Highlights

Dollars in thousands, except per share data

	12/31/15	9/30/15	6/30/15	3/31/15	12/31/14
Capital Ratios:
Common equity tier 1 capital ratio	8.77%	8.67%	7.77%	8.07%	N/A
Tier 1 capital ratio	9.18%	8.78%	8.62%	9.00%	9.77%
Total capital ratio	10.38%	10.03%	9.88%	10.25%	11.03%
Tier 1 leverage ratio	8.55%	8.12%	8.28%	8.53%	9.02%

Tangible Common Equity	$27,964	$27,778	$27,304	$27,385	$26,965
Common Shares Outstanding	4,646,225	4,645,975	4,645,975	4,645,755	4,635,422
Book Value per Common Share	$6.02	$5.98	$5.88	$5.89	$5.82

Performance Ratios (annualized):
Return on Average Assets (%)	0.37%	0.51%	0.46%	0.24%	7.35%
Return on Average Equity (%)	3.99%	5.58%	4.74%	2.35%	78.68%
Net Interest Margin (%)	4.24%	4.17%	4.18%	4.19%	4.20%

Asset Quality:
Delinquent Loans (30-89 days accruing interest)	$1,141	$2,667	$2,119	$2,813	$2,631

Delinquent Loans (90 days or more and accruing)	$117	$115	$114	$112	$174
Non-accrual Loans	$2,047	$1,964	$3,221	$3,450	$3,991
OREO and repossessed property	$1,994	$2,168	$2,331	$2,328	$2,048
Total Nonperforming Assets	$4,158	$4,247	$5,666	$5,890	$6,213

Restructured Loans	$4,872	$4,788	$4,338	$4,436	$4,871

Nonperforming Assets / Total Assets	1.24%	1.28%	1.70%	1.93%	2.12%
Nonperforming Assets / Equity Capital & ALLL	12.07%	12.36%	16.67%	17.25%	18.38%
Allowance for Loan Losses / Nonperforming Assets	89.55%	90.06%	68.58%	67.13%	64.41%
Allowance for Loan Losses / Total Loans	1.27%	1.34%	1.40%	1.53%	1.64%
Net Loan Charge-offs (recoveries)	$(4)	$(108)	$68	$48	$162
Net Loan Charge-offs / Average Loans (%)	0.00%	(0.04%)	0.03%	0.02%	0.07%

Note: Financial information is unaudited.

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